EXHIBIT 10

2010 SENIOR MANAGEMENT BONUS PLAN

Effective January 1, 2010

The 2010 Senior Management Bonus Plan (the "Plan") provides bonuses to certain members of the Company's senior management team. Such bonuses are based 50 percent upon the Company's annual gross revenue and 50 percent upon the Company's Adjusted EBITDA, which is calculated based upon the Company's accounting practices, consistently applied and upon GAAP standards applicable to the Company.

The Company's Compensation Committee has identified eligible members of senior management and established gross revenue and Adjusted EBITDA goals for 2010.  The Company's Board of Directors and the Compensation Committee of the Board reserve the right to modify, terminate or suspend this plan at any time in the Board or Committee's sole discretion.

Percentage of Targeted Annual Gross Revenue or Adjusted EBITDA	Related Percentage of Annual Gross Revenue and Adjusted EBITDA portion of Target Bonus
Less than 75%	0%
75% to < 85%	20%
85% to < 100%	50%
100% to < 110%	100%
110% to < 120%	110%
120% to < 130%	120%
130% to < 140%	130%
140% to < 150%	140%
150% to < 160%	150%
160% to < 170%	160%
170% to < 180%	170%
180% to < 190%	180%
190% to < 200%	190%
Over 200%	200%

The following process documents how bonus payouts are to be calculated:  (1) actual revenue performance for 2010 is compared to targeted revenue performance for 2010, (2) the percentage payout associated with that revenue performance is multiplied by the portion of the payout associated with revenue (50%), (3) actual Adjusted EBITDA performance for 2010 is compared to targeted Adjusted EBITDA performance for 2010, (4) the percentage payout associated with that Adjusted EBITDA performance is multiplied by the portion of the payout associated with Adjusted EBITDA (50%), then (5) the numbers generated in steps (2) and (4) are added together to generate the total bonus payout.

"Adjusted EBITDA" as used by the Compensation Committee equals the Company's earnings before all interest, tax, depreciation, amortization and FAS123R expenses but after payment of non-equity based employee bonuses.